Exhibit 99.1

DENBURY RESOURCES INC.

P R E S S R E L E A S E

Denbury Resources Announces Near-Record Second Quarter Results

News Release

Released at 7:30 AM CDT

DALLAS, August 4, 2005 - Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its second quarter 2005 financial and operating results. The Company’s production in the second quarter of 2005 increased 3% over first quarter of 2005 production, averaging 30,469 barrels of oil equivalent per day (“BOE/d”). The Company also posted near-record earnings for the quarter of $40.7 million, or $0.73 per basic common share, as compared to earnings of $19.4 million, or $0.35 per basic common share, for the second quarter of 2004. Included in second quarter 2005 net income is approximately $2.8 million of pre-tax non-cash income ($1.9 million after tax) related to the Company’s decision to discontinue hedge accounting as of January 1, 2005. This income includes the resultant income from mark-to-market adjustments of its oil and natural gas derivative contracts, offset in part by the amortization of deferred hedge mark-to-market value losses that existed as of December 31, 2004 which are being amortized as the contracts expire in 2005.

Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the second quarter of 2005 was $82.0 million, a 30% increase over second quarter 2004 adjusted cash flow from operations of $63.1 million. Net cash flow provided by operations, the GAAP measure, totaled $88.4 million during the second quarter of 2005, as compared to $53.2 million during the second quarter of 2004. The difference between the adjusted cash flow and cash flow from operations is due to the changes in receivables, accounts payables and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).

Production

Production for the quarter was 30,469 BOE/d, a 3% increase over the first quarter of 2005 average of 29,724 BOE/d and an 11% increase over second quarter of 2004 levels, after adjustment for the offshore properties sold in July 2004. Oil production from the Company’s tertiary operations increased 9% over first quarter 2005 levels, and 43% when compared to second quarter 2004 tertiary oil production, averaging 9,417 Bbls/d in 2005’s second quarter as a result of production increases at Little Creek, Mallalieu and McComb Fields. Natural gas production from the Barnett Shale increased to 2,052 BOE/d in the second quarter of 2005, up from 345 BOE/d for the second quarter of 2004. Higher production from tertiary operations and from the Barnett Shale were partially offset by declines in production from the Company’s onshore Louisiana properties, which decreased from 7,492 BOE/d in the second quarter of 2004 to 5,791 BOE/d in the second quarter of 2005, with the majority of the decrease from Thornwell and Lirette Fields.

Second Quarter 2005 Financial Results

Oil and natural gas revenues, excluding hedges, were up 6% between the respective second quarters, as higher commodity prices more than offset lower production levels resulting from the July 2004 sale of offshore properties. Cash payments on hedges were $1.8 million in the second quarter of 2005, a significant decrease from the $18.2 million paid in the second quarter of 2004, as most of the Company’s out-of-the-money hedges expired as of December 31, 2004. In addition to the cash payments, the Company recognized income of $2.8 million of mark-to-market and other adjustments in the second quarter of 2005 relating to the Company’s decision to discontinue hedge accounting as of January 1, 2005. As a result of this accounting change, all future changes in the fair values of the Company’s oil and natural gas derivative instruments will result in income or expense in the Company’s statement of operations.

Oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) deteriorated during 2004, particularly in the last quarter, as the price of heavy, sour crude produced primarily in the Company’s East Mississippi properties dropped significantly relative to NYMEX prices. These differentials did not change significantly during the first quarter of 2005, but improved 13% during the second quarter. The Company’s average NYMEX differential increased from $3.93 per Bbl during the second quarter of 2004 (the lowest quarterly average during 2004) to $6.54 per Bbl during the first quarter of 2005, but decreased to a $5.72 per Bbl differential during the second quarter of 2005, an $0.82 per Bbl increase in the price the Company received relative to NYMEX prices between the first and second quarters of 2005.

Lease operating expenses increased in the second quarter of 2005 on both an absolute and per BOE basis. On a per BOE basis, operating expenses increased 31%, from $7.36 per BOE in the second quarter of 2004 to $9.65 per BOE in the second quarter of 2005. These per BOE expenses compare to an average of $8.58 per BOE incurred in the first quarter of 2005. The single biggest reason for the increase relates to the increasing emphasis on tertiary operations, for which operating expenses averaged $9.90 per BOE during 2004 and $11.04 per BOE during the second quarter of 2005, higher than the operating costs for the Company’s other operations. Workover expenses were also higher in the second quarter of 2005 than in the comparable period of 2004. Adjusted for the properties sold in the offshore sale, the workover expenses were approximately $2.0 million higher in the 2005 period, primarily related to a mechanical failure on one onshore Louisiana well. The balance of the cost increases is generally attributable to higher energy costs to operate Company properties and general cost inflation in the industry.

Production taxes and marketing expenses generally change in proportion to commodity prices and therefore were higher in the second quarter of 2005 than in the comparable quarter of 2004. The July 2004 sale of the Company’s offshore properties also contributed to an increase in production taxes and marketing expenses on a per BOE basis during 2005, as most of its offshore properties were tax exempt.

General and administrative expenses increased 43% between the two second quarter periods, averaging $2.16 per BOE in the second quarter of 2005, up from $1.25 per BOE in the prior year’s second quarter. Most of the increase is attributable to incremental consultant fees, primarily related to compliance costs associated with, or audit work related to, the Sarbanes-Oxley Act, incremental costs to document, test and maintain the new software system that the Company began using in January 2005, and approximately $1.0 million of non-cash compensation resulting from the issuance of restricted stock during 2004.

Interest expense decreased 14% as a result of lower overall debt levels following the sale of the Company’s offshore properties in July 2004, the proceeds of which were used to retire the Company’s bank debt, and as a result of approximately $373,000 of interest expense that was capitalized during the second quarter of 2005 relating to the CO2 pipeline being constructed to East Mississippi.

For the second quarter of 2005, depreciation, depletion and amortization expense (“DD&A”) increased to $8.80 per BOE, as compared to the Company’s first quarter 2005 DD&A rate of $8.05, primarily due to rising costs, high acquisition costs per BOE and increased spending. The Company has not recognized any incremental reserves related to its tertiary program to date during 2005.

The Company recognized current income tax expense of $4.4 million in the second quarter of 2005 related to anticipated alternative minimum taxes due that will not be offset by the Company’s enhanced oil recovery credits.

2005 Outlook

Denbury’s 2005 development and exploration budget (excluding acquisitions) is currently set at $350 million, including the estimated costs of the CO2 pipeline being constructed to East Mississippi. As a result of the cost inflation in the industry, it is likely that the Company will have to either further increase its capital budget during the year or eliminate a portion of its projects. Any acquisitions made by the Company will increase these capital budget amounts. Denbury’s total debt as of July 31, 2005 was approximately $245 million, including $20 million borrowed on its bank credit line, with $180 million undrawn on its bank borrowing base.

The Company reaffirms its production guidance for 2005 of 31,000 BOE/d, which represents organic growth of over 10% from its average 2004 production levels, after adjusting for the July 2004 offshore sale. As a result of operational delays, the Company is revising its forecasted production from its tertiary oil projects from a prior estimate of 10,000 BOE/d to a revised estimated range between 9,500 to 9,750 BOE/d.

Gareth Roberts, Chief Executive Officer, said: “Our core operations, the CO2 tertiary floods, are continuing to perform as expected. This week we started construction on our CO2 pipeline to East Mississippi and if things go as planned, the line could be ready by early 2006, ahead of our mid-2006 target date. Production from our tertiary floods is responding as expected; however, due to operational delays, we slightly reduced our forecasted tertiary production for 2005, although the revised forecast still represents a 42% increase over 2004 levels. We are currently drilling another CO2 source well, which if successful, could provide significant incremental CO2 reserves for a potential future phase of the program.”

“In the Barnett Shale, production is continuing to increase as a result of our drilling and acquisition activity. We currently have three rigs running in this area and will add a fourth in the fourth quarter. Year to date, we have spent almost $70 million on acquisitions, about one-half related to the Barnett Shale area and about one-half directed at either incremental interests in existing oil fields or interests in new fields that are potential future flood candidates for our tertiary operations. While we are experiencing significant cost inflation in our industry, at current commodity prices, we expect to continue to generate record or near-record cash flow and earnings. Our future continues to look bright.”

Conference Call

The public is invited to listen to the Company’s conference call set for today, August 4, 2005 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820.

Financial and Statistical Data Tables

Following are financial highlights for the comparative three and six month periods ended June 30, 2005 and 2004. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

SECOND QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004		Percentage Change
Revenues:				
Oil sales	89,169	58,529	+	52%
Gas sales	36,603	60,542	-	40%
CO_2 sales and transportation fees	1,517	1,580	-	4%
Loss on effective hedge contracts	-	(14,724)	-	100%
Interest and other income	738	432	+	71%
Total revenues	128,027	106,359	+	20%
Expenses:				
Lease operating expenses	26,757	24,530	+	9%
Production taxes and marketing expense	6,582	4,514	+	46%
CO_2 operating costs	445	209	+	> 100%
General and administrative	5,992	4,178	+	43%
Interest, net	4,335	5,068	-	14%
Depletion and depreciation	24,405	28,161	-	13%
Commodity derivative expense (income)	(1,025)	10,661	-	> 100%
Total expenses	67,491	77,321	-	13%
Income before income taxes	60,536	29,038	+	> 100%
Income tax provision				
Current income taxes	4,354	977	+	> 100%
Deferred income taxes	15,510	8,672	+	79%
NET INCOME	40,672	19,389	+	> 100%
Net income per common share:				
Basic	0.73	0.35	+	> 100%
Diluted	0.69	0.34	+	> 100%
Weighted average common shares:				
Basic	55,653	54,744	+	2%
Diluted	58,972	57,102	+	3%
Production (daily - net of royalties)				
Oil (barrels)	20,623	18,730	+	10%
Gas (mcf)	59,080	107,230	-	45%
BOE (6:1)	30,469	36,602	-	17%
Unit sales price (including hedges)				
Oil (per barrel)	47.51	26.56	+	79%
Gas (per mcf)	6.48	5.69	+	14%
Unit sales price (excluding hedges)				
Oil (per barrel)	47.51	34.34	+	38%
Gas (per mcf)	6.81	6.20	+	10%

SIX MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004		Percentage Change
Revenues:				
Oil sales	168,351	113,054	+	49%
Gas sales	68,437	116,253	-	41%
CO_2 sales and transportation fees	3,247	2,941	+	10%
Loss on effective hedge contracts	-	(28,992)	-	>100%
Interest and other income	1,641	758	+	> 100%
Total revenues	241,676	204,014	+	18%
Expenses:				
Lease operating expenses	49,719	47,058	+	6%
Production taxes and marketing expense	12,708	8,581	+	48%
CO_2 operating costs	791	353	+	> 100%
General and administrative	12,487	8,926	+	40%
Interest, net	8,811	10,149	-	13%
Depletion and depreciation	45,933	55,485	-	17%
Commodity derivative expense	6,796	11,479	-	41%
Total expenses	137,245	142,031	-	3%
Income before income taxes	104,431	61,983	+	68%
Income tax provision				
Current income taxes	9,636	3,096	+	> 100%
Deferred income taxes	24,056	17,194	+	40%
NET INCOME	70,739	41,693	+	70%
Net income per common share:				
Basic	1.27	0.76	+	67%
Diluted	1.20	0.73	+	64%
Weighted average common shares:				
Basic	55,557	54,566	+	2%
Diluted	59,035	56,739	+	4%
Production (daily - net of royalties)				
Oil (barrels)	20,444	19,067	+	7%
Gas (mcf)	57,929	105,344	-	45%
BOE (6:1)	30,099	36,624	-	18%
Unit sales price (including hedges)				
Oil (per barrel)	45.50	25.72	+	77%
Gas (per mcf)	6.25	5.61	+	11%
Unit sales price (excluding hedges)				
Oil (per barrel)	45.50	32.58	+	40%
Gas (per mcf)	6.53	6.06	+	8%

Non-GAAP Measures

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Operating Results” in our latest Form 10-Q or Form 10-K.

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company's proved reserves, the Company's potential reserves from its tertiary operations, forecasted production levels relating to the Company's tertiary operations and overall production levels, estimated capital expenditures for 2005, pricing assumptions based on current and projected oil and natural gas prices, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

For further information contact:

Gareth Roberts, President and CEO, 972-673-2000

Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000

www.denbury.com

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